AGREEMENT AND PLAN OF MERGER


                                BY AND AMONG


                       NATIONAL WESTMINSTER BANK PLC,
                           NATWEST HOLDINGS INC.

                                    AND


                        CITIZENS FIRST BANCORP, INC.




                         Dated as of March 21, 1994





                        AGREEMENT AND PLAN OF MERGER


                             TABLE OF CONTENTS

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                                                                                                             Page

             ARTICLE I            THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                      1.01        The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                      1.02        Effective Time of Merger . . . . . . . . . . . . . . . . . . . . . . . . .    2
                      1.03        Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
                      1.04        Certificate of Incorporation and Bylaws of
                                     the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . .    2
                      1.05        Directors and Officers of the Surviving
                                     Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

             ARTICLE II           CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                      2.01        Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                                  (a)  Capital Stock of the Company  . . . . . . . . . . . . . . . . . . . .    3
                                  (b)  Cancellation of Treasury Stock and
                                          Company-Owned Shares of Citizens
                                          Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                                  (c)  Conversion of Citizens Common Stock . . . . . . . . . . . . . . . . .    3
                                  (d)  Allotment of Company Stock  . . . . . . . . . . . . . . . . . . . . .    4
                      2.02        No Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                      2.03        Election and Exchange Procedures . . . . . . . . . . . . . . . . . . . . .    4
                      2.04        Additional Exchange Procedures . . . . . . . . . . . . . . . . . . . . . .    7
                      2.05        Fractional ADRs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                      2.06        Termination Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                      2.07        Adjustments for Dilution and Other
                                     Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                      2.08        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                      2.09        Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                      2.10        Treatment of the 6.75% Debentures and
                                     the 6.00% Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                      2.11        Redemption of Citizens Preferred Stock . . . . . . . . . . . . . . . . . .   11
                      2.12.       Withholding Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

             ARTICLE III          REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .   11
                      3.01        Representations and Warranties of
                                     Citizens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                                  (a)  Due Organization, Good Standing and
                                          Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . .   11
                                  (b)  Authorization and Validity of
                                Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                  (c)  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                                  (d)  Consents and Approvals; No
                                Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                                  (e)  Citizens Reports and Financial
                                Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                                  (f)  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . .   16
                                  (g)  Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                                  (h)  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . .   17
                                  (i)  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                                  (j)  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .   17
                                  (k)  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                                  (l)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                                  (m)  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .   20
                                  (n)  Proxy Statement, Registration
                                Statement, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                                  (o)  Broker's or Finder's Fee  . . . . . . . . . . . . . . . . . . . . . .   23
                                  (p)  Agreements with Regulatory Agencies . . . . . . . . . . . . . . . . .   23
                                  (q)  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .   24
                                  (r)  Regulation O  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                      3.02        Representations and Warranties of NatWest
                                     and the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                                  (a)  Due Organization; Good Standing and
                                Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                                  (b)  Authorization and Validity of
                                Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                                  (c)  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                                  (d)  Consents and Approvals; No
                                          Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                                  (e)  Company Reports and Financial
                                Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                                  (f)  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . .   28
                                  (g)  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . .   29
                                  (h)  Proxy Statement, Registration
                                Statement, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                                  (i)  Broker's or Finder's Fee  . . . . . . . . . . . . . . . . . . . . . .   30
                                  (j)  Agreements with Regulatory Agencies . . . . . . . . . . . . . . . . .   30
                                  (k)  Ownership of Citizens Common Stock;
                                Affiliates and Associates  . . . . . . . . . . . . . . . . . . . . . . . . .   30

             ARTICLE IV           CONDUCT OF BUSINESS; TRANSACTIONS PRIOR
                                    TO CLOSING DATE; ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . .   31
                      4.01        Conduct of the Business of Citizens
                                     Prior to the Effective Time . . . . . . . . . . . . . . . . . . . . . .   31
                      4.02        Confirming Accounting and Reserve
                                     Policies and Restructuring Expense;
                                     Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                      4.03        Forbearance By Citizens, NatWest and the
                                     Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                      4.04        Access to Citizens . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                      4.05        Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                      4.06        Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                      4.07        Registration Statement; Stock Exchange
                                     Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                      4.08        Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                      4.09        Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . .   36
                      4.10        Environmental Actions  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                      4.11        Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                      4.12        Antitakeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                      4.13        Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                      4.14        Indemnification; Directors' and
                                     Officers' Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                      4.15        Letter of Citizens' Accountants  . . . . . . . . . . . . . . . . . . . . .   42
                      4.16        Letter of Natwest's Accountants  . . . . . . . . . . . . . . . . . . . . .   42

                      4.17        Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                      4.18        Rule 145 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
                      4.19        Executive Advisory Committee;
                                     Directorships . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
                      4.20        Additional Financial Statements  . . . . . . . . . . . . . . . . . . . . .   43
                      4.21        Citizens Employee Stock Options  . . . . . . . . . . . . . . . . . . . . .   43

             ARTICLE V            CONDITIONS PRECEDENT TO MERGER . . . . . . . . . . . . . . . . . . . . . .   44
                      5.01        Conditions Precedent to Obligations of
                                     NatWest, the Company and Citizens.    . . . . . . . . . . . . . . . . .   44
                                  (a)  Approval of Citizens' Stockholders  . . . . . . . . . . . . . . . . .   44
                                  (b)  Effectiveness of Registration
                                          Statement.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
                                  (c)  Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
                                  (d)  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
                                  (e)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                      5.02        Conditions Precedent to Obligations of
                                     NatWest and the Company . . . . . . . . . . . . . . . . . . . . . . . .   45
                                  (a)  Accuracy of Representations and
                                Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                                  (b)  Performance by Citizens . . . . . . . . . . . . . . . . . . . . . . .   45
                                  (c)  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                                  (d)  Tax Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                                  (e)  Office of Fair Trading  . . . . . . . . . . . . . . . . . . . . . . .   46
                                  (f)  Citizens Employee Stock Options . . . . . . . . . . . . . . . . . . .   46
                                  (g)  Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
                                  (h)  Affiliate Letters . . . . . . . . . . . . . . . . . . . . . . . . . .   46
                      5.03        Conditions Precedent to Obligation of
                                     Citizens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
                                  (a)  Accuracy of Representations and
                                 Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

                                  (b)  Performance by NatWest and the
                                Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
                                  (c)  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
                                  (d)  NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
                                  (e)  International Stock Exchange  . . . . . . . . . . . . . . . . . . . .   47

             ARTICLE VI           TERMINATION AND ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . .   47
                      6.01        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
                      6.02        Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                      6.03        Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

             ARTICLE VII          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                      7.01        Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                      7.02        Representations, Warranties and
                                     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                      7.03        Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                      7.04        Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
                      7.05        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
                      7.06        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
                      7.07        Binding Effect; Benefit; Assignment  . . . . . . . . . . . . . . . . . . .   52
                      7.08        Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.09        Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.10        Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.11        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.12        Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.13        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.14        "Person" Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                      7.15        Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

         AGREEMENT AND PLAN OF MERGER, dated as of March 21, 1994 (this "Agreement"), by and among National Westminster Bank Plc, a United Kingdom public limited company ("NatWest"), NatWest Holdings Inc., a Delaware corporation (the "Company"), and Citizens First Bancorp, Inc., a New Jersey corporation ("Citizens").


                            W I T N E S S E T H:


         WHEREAS, the Company, a wholly-owned Subsidiary (as hereinafter defined) of NatWest, and Citizens are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (the "BHC Act");

         WHEREAS, the respective Boards of Directors or a duly appointed committee thereof of NatWest, the Company and Citizens have each determined that it is in the best interests of their respective corporations, shareholders and other constituencies to combine their respective businesses by merging Citizens with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), the New Jersey Business Corporation Act as amended (the "NJBC Act") and pursuant to the terms and conditions set forth herein (the "Merger");

         WHEREAS, the respective Boards of Directors or a duly appointed committee thereof of NatWest, the Company and Citizens, have approved the Merger pursuant to which each issued and outstanding share of common stock, no par value, of Citizens ("Citizens Common Stock") not owned directly or through a Subsidiary by NatWest or as treasury stock by Citizens will be con-verted into the right to receive the Per Share Stock Consideration (as hereinafter defined) or, as the case may be, the Per Share Cash Consideration (as hereinafter defined);

         WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

         WHEREAS, the respective Boards of Directors or a duly appointed committee thereof of NatWest, the Company and Citizens have approved the Merger.


         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                 THE MERGER

         1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Citizens shall be merged with and into the Company in accordance with the NJBC Act and the DGCL, and the separate corporate existence of Citizens shall cease. Thereafter, the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of NatWest Holdings Inc. (the "Surviving Corporation").

         1.02 Effective Time of Merger. The Merger shall be consummated and become effective upon the filing of certificates of merger (collectively, the "Certificate of Merger") with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

         1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the NJBC Act and Section 259 of the DGCL.

         1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         1.05 Directors and Officers of the Surviving Corporation. The directors and officers of the Company, immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation immediately following the Effective Time. Each of such directors and officers shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable provisions of the DGCL.


                                 ARTICLE II

                            CONVERSION OF SHARES

         2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Citizens Common Stock:

         (a) Capital Stock of the Company. Each share of the capital stock of the Company issued and outstanding prior to the Effective Time shall remain outstanding and shall, subject to subparagraph (d) below, be unchanged after the Merger, all of which shares shall be issued to NatWest and shall thereafter constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Company-Owned Shares of Citizens Common Stock. All shares of Citizens Common Stock that are owned by Citizens as treasury stock and all shares of Citizens Common Stock owned by NatWest or any of its Subsidiaries other than any shares of Citizens Common Stock held directly or indirectly in trust accounts, managed accounts and similar accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") and other than any shares of Citizens Common Stock held by NatWest or any of its Subsidiaries in respect of a debt previously contracted ("DPC Shares"), shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Citizens Common Stock. Subject to Sections 2.05 and 2.06, each share of Citizens Common Stock outstanding at the Effective Time (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into, and shall be cancelled in exchange for the right to receive, at the election of the holder thereof (but subject to the limits contained in Section 2.03), either:

    (i) a number of ordinary shares of Pound/Sterling 1 each of NatWest ("NatWest Stock") issued credited as fully paid equal to 6 multiplied by .22034 (the "Exchange Ratio"), such NatWest Stock to be evidenced by American Depositary Receipts ("NatWest ADRs"), each NatWest ADR representing six ordinary shares of NatWest (the "Per Share Stock Consideration"), or

    (ii) $9.75 in United States Dollars (the "Per Share Cash
         Consideration"),

provided that the number of the NatWest ADRs (the "ADR Amount") that shall be issued in the Merger shall not be less than 5,923,652 (the "Lower Stock Amount") or more than 7,108,383 (the "Upper Stock Amount").

         At the Effective Time of the Merger, all such shares of Citizens Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration hereinabove set forth upon the surrender of such certificate in accordance with Section 2.04, without interest.

         (d) Allotment of Company Stock. In consideration of and in exchange for the issue to NatWest by the Surviving Corporation of such number of shares of common stock of the Surviving Corporation as NatWest shall specify and the cancellation of the shares of Citizens Common Stock, NatWest shall allot the NatWest Stock represented by the NatWest ADRs to be issued in the Merger to the Exchange Agent (as defined in Section 2.03 of this Agreement) on behalf of the persons entitled thereto for the purpose of giving effect to the conversion and exchange referred to in Sections 2.01(c),
2.03 and 2.04.

         2.02 No Dissenters' Rights. In accordance with Section 14A:11-1 of the NJBC Act, no holder of Citizens Common Stock or Citizens Preferred Stock shall have the right to dissent.

         2.03 Election and Exchange Procedures. (a) The parties shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in Sections 2.03 and 2.04. The Exchange Agent shall act for the purpose of exchanging certificates representing shares of Citizens Common Stock as provided in Section 2.01. Promptly following the Effective Time, NatWest shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock
(i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Citizens Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citizens Common Stock in exchange for either the Per Share Stock Consideration or the Per Share Cash Consideration deliverable in respect thereof pursuant to this Article II and
(ii) an election form in such form as NatWest and Citizens shall mutually agree ("Election Form").

         Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive NatWest ADRs with respect to all shares of such holder's Citizens Common Stock ("Stock Election Shares"), to elect to receive cash with respect to all shares of such holder's Citizens Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares").

         Any shares of Citizens Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as NatWest and Citizens may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares."

         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affi-davits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Citizens Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.
Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Citizens Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, NatWest or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of NatWest or the Exchange Agent regarding such matters shall be binding and conclusive. Neither NatWest nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         To the extent required the Exchange Agent will requisition from Morgan Guaranty Trust Company of New York, as the Depositary, from time to time, such number of ADRs as are issuable in respect of shares of Citizens Common Stock properly delivered to the Exchange Agent.

         Within five business days after the Election Deadline, NatWest shall cause the Exchange Agent to effect the allocation among the holders of Citizens Common Stock of rights to receive NatWest ADRs or cash in the Merger in accordance with the Election Form as follows:

         (i) Stock Elections Less Than Lower Stock Amount. If the ADR Amount (on the basis of Election Forms received prior to the Election Deadline) is less than the Lower Stock Amount, then:

              (A) all Stock Election Shares shall be converted into and cancelled in exchange for the right to receive the NatWest ADRs,

              (B) the Exchange Agent shall select first from among the holders of No Election Shares and then (if necessary) shall allocate among all the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares ("Reallocated Shares") such that the ADR Amount equals as closely as practicable (but in no event shall it be below) the Lower Stock Amount, and all Reallocated Shares shall be converted into and cancelled in exchange for the right to receive NatWest ADRs, and

              (C) the No Election Shares and Cash Election Shares which are not Reallocated Shares shall be converted into and cancelled in exchange for the right to receive the Per Share Cash Consideration; or

        (ii) Stock Elections More Than Upper Stock Amount. If the ADR Amount (on the basis of Election Forms received prior to the Election Deadline) is greater than the Upper Stock Amount, then:

              (A) all Cash Election Shares and No Election Shares shall be converted into and cancelled in exchange for the right to receive cash,

              (B) the Exchange Agent shall allocate among all the holders of Stock Election Shares, (by the method of allocation described below) a sufficient number of Stock Election Shares ("Reallocated Cash Shares") such that the ADR Amount equals as closely as practicable the Upper Stock Amount, and all Reallocated Cash Shares shall be converted into and cancelled in exchange for the right to receive cash, and

              (C) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into and cancelled in exchange for the right to receive NatWest ADRs; or

       (iii) Stock Elections between Lower Stock Amount and Upper Stock Amount. If the ADR Amount that would be issued upon conversion into NatWest ADRs of the Stock Election Shares falls between the Lower Stock Amount and the Upper Stock Amount, then subparagraphs (i) and (ii) above shall not apply and all Stock Election Shares shall be converted into the right to receive NatWest ADRs and all Cash Election Shares and No Election Shares shall be converted into the right to receive cash.

         In the event the Exchange Agent is required pursuant to Section 2.03(i)(B) to designate from among all Cash Election Shares, the Reallocated Shares to receive NatWest ADRs, each holder of Cash Election Shares shall be allocated a pro rata portion of the remainder of the total Reallocated Shares over the number of No Election Shares which are Reallocated Shares. In the event the Exchange Agent is required pursuant to Section 2.03 (ii)(B) to designate from among all holders of Stock Election Shares, the Reallocated Cash Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion of the remainder of the total Reallocated Cash Shares over the number of No Election Shares which are Reallocated Shares.

         2.04  Additional Exchange Procedures.

         (a) Each holder of shares of Citizens Common Stock that has been converted into a right to receive the consideration set forth in Section 2.01(c), upon surrender to the Exchange Agent of a certificate or certificates representing such Citizens Common Stock, together with a prop-erly completed letter of transmittal covering such shares of Citizens Common Stock will be entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as the case may be, in respect of each share of Citizens Common Stock. Until so surrendered, each share of Citizens Common Stock shall, after the Effective Time, represent for all purposes, only the right to receive the Per Share Stock Consideration, or, as the case may be, the Per Share Cash Consideration.

         (b) If any Merger consideration is to be issued to a person other than the registered holder of the Citizens Common Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so sur-rendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such Citizens Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (c) As of the Effective Time, there shall be no further registration of transfers of shares of Citizens Common Stock that were outstanding prior to the Merger. After the Effective Time, certificates representing shares of Citizens Common Stock presented to the Surviving Cor-poration for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this
Article II.

         (d) At the close of business on the Effective Time, the stock ledger of Citizens with respect to the issuance of Citizens Common Stock shall be closed. One year after the Effective Time, any NatWest ADRs or cash made available to the Exchange Agent that remains unclaimed by the holders of Citizens Common Stock shall be returned to NatWest upon demand. Any such holder who has not delivered his shares of Citizens Common Stock to the Exchange Agent in accordance with this Section 2.04 prior to that time shall thereafter look only to NatWest and the Surviving Corporation for issuance of NatWest ADRs or cash in respect of shares of Citizens Common Stock. Not-withstanding the foregoing, none of NatWest, the Company or the Surviving Corporation shall be liable to any holder of Citizens Common Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws. Any NatWest ADRs remaining unclaimed by holders of shares of Citizens Common Stock six years after the Effective Time (or such earlier date immediately prior to such time as such securities would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable law) shall, to the extent permitted by applicable law, be free and clear of any claims or interest or any person previously entitled thereto.

         (e) No dividends, interest or other distributions with respect to securities of NatWest issuable with respect to Citizens Common Stock shall be paid to the holder of any unsurrendered certificates representing Citizens Common Stock until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the NatWest ADRs representing such securities are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         (f) Notwithstanding anything in this Agreement to the contrary, for a period of ninety (90) days after the date of the Effective Time, owners of Citizens Common Stock convertible into NatWest ADRs shall be entitled to vote as holders of shares of NatWest ADRs notwithstanding that such certificates shall not have been exchanged.

         2.05 Fractional ADRs. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional NatWest ADRs shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a NatWest ADR shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Final NatWest ADR Price (as defined in Section 2.06). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional NatWest ADR.

         2.06 Termination Rights. (a) Citizens shall have the right to elect to abandon the Merger and, subject to Section 6.01(c), terminate this Agreement if its Board of Directors so determines, prior to the Effective Time in the event the Final NatWest ADR Price shall be less than $36.25.

         (b) NatWest and the Company shall have the right to elect to abandon the Merger and terminate this Agreement prior to the Effective Time in the event the Final NatWest ADR Price shall be less than $30.00.

         (c) The Final NatWest ADR Price shall mean the average of the closing sale prices for NatWest ADRs as reported on the New York Stock Exchange, Inc. Composite Transactions Tape (or in the absence thereof from such other source upon which NatWest and Citizens shall mutually agree) dur-ing the ten consecutive days on which shares of NatWest ADRs are traded on the New York Stock Exchange, Inc. (the "NYSE"), ending on the tenth day immediately prior to the anticipated Effective Time.

         2.07 Adjustments for Dilution and Other Matters. If, prior to the Effective Time, NatWest shall declare a stock dividend (other than pursuant to NatWest's Share Dividend Scheme) or stock distribution upon, or subdivide, split up, reclassify or combine, the NatWest Stock or declare a stock dividend or make a distribution on, the NatWest Stock of any security convertible into NatWest Stock, appropriate adjustment or adjustments will be made to the Per Share Stock Consideration and the ADR Amount or other appropriate adjustments, if any.

         2.08 Closing. The closing of the Merger (the "Closing") shall take place at the offices of White & Case (or such other place as the parties shall mutually agree), as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Citizens and the Company shall mutually agree (the "Closing Date").

         2.09 Employee Stock Options. At the Effective Time, each option with respect to Citizens Common Stock (a "Citizens Employee Stock Option") issued pursuant to the 1983 Incentive Stock Option Plan or the 1985 Stock Incentive Plan of Citizens (together the "Citizens Option Plans") that is outstanding at the Effective Time, whether or not then exercisable, shall be cancelled and converted into the right to receive an amount equal to the difference between the exercise price of such Citizens Employee Stock Option and the Per Share Cash Consideration for each share of Citizens Common Stock subject to such Citizens Employee Stock Option.

         2.10 Treatment of the 6.75% Debentures and the 6.00% Bonds. On or prior to the Effective Time, Citizens shall have redeemed each then outstanding 6.75% convertible subordinated debenture due August 1, 2001 (each a "6.75% Debenture") in accordance with the applicable provisions of the Indentures under which the 6.75% Debentures were issued. The parties hereto agree that, prior to the Effective Time, they will cooperate with respect to the treatment of the 6.00% Bonds in connection with the Merger, with the intent, if permitted by the terms of the indenture pursuant to which such Bonds were issued, of redeeming such 6.00% Bonds.

         2.11 Redemption of Citizens Preferred Stock. On or prior to the Effective Time, Citizens shall redeem each of its issued and outstanding shares of Series A $2.50 cumulative convertible preferred stock ("Citizens Preferred Stock") in accordance with the Restated Certificate of Incorporation of Citizens, and holders of Citizens Preferred Stock shall thereby be entitled to receive (unless earlier converted into Citizens Common Stock) $23.00 per share in cash, plus accrued and unpaid dividends through the date on which Citizens Preferred Stock is redeemed, without interest.

         2.12. Withholding Rights. NatWest shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Citizens Common Stock or Citizens Employee Stock Options such amounts as NatWest is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Citizens Common Stock or Citizens Employee Stock Options in respect of which such deduction and withholding was made by NatWest.

                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

         3.01 Representations and Warranties of Citizens. Citizens hereby represents and warrants to NatWest and the Company as follows:

         (a) Due Organization, Good Standing and Corporate Power. Each of Citizens and its Subsidiaries is a corporation (or, in the case of Citizens First National Bank of New Jersey (the "Bank"), a national banking association) duly organized, validly existing and in good stand-ing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Citizens and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on Citizens. Citizens is registered as a bank holding company with the Federal Reserve Board under the BHC Act. For purposes of this Agreement, the term "Material Adverse Effect" shall mean, with respect to NatWest, the Company, Citizens or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions.

         For the purposes of this Agreement, "Subsidiary" shall mean, as to any Person, any corporation, association or other entity in which such Person owns or controls, directly or indirectly, 50% or more of the total outstanding voting securities or 50% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith; and, provided further, that, in the case of Citizens, the term shall not include Venture Prize, Inc. or Bear Park, Inc.

         (b) Authorization and Validity of Agreement. Citizens has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Citizens, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors. No other corporate action on the part of Citizens is necessary to authorize the execution, delivery and performance of this Agreement by Citizens and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the shares of Citizens Common Stock voting in person or by proxy at the special meeting of shareholders called for the purpose of such vote). This Agreement has been duly executed and delivered by Citizens and is a valid and binding obligation of Citizens enforceable against Citizens in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         (c) Capitalization. The authorized capital stock of Citizens consists of 56,393,972 shares of Citizens Common Stock, no par value, and 3,000,000 shares of preferred stock. As of December 31, 1993, (1)

    49,859,824 shares of Citizens Common Stock are issued and outstanding,
    (2) 1,547,127 shares of Citizens Common Stock are reserved for issuance pursuant to outstanding Citizens Employee Stock Options, (3) 604,195 shares of Citizens Common Stock are reserved for issuance pursuant to outstanding Citizens Preferred Stock, (4) 1,863,591 shares of Citizens Common Stock are reserved for issuance pursuant to outstanding 6.75% Debentures, (5) 68,815 shares of Citizens Preferred Stock are issued and outstanding and (6) 146,690 shares of Citizens Common Stock are held in the Company's treasury. All issued and outstanding shares of Citizens Common Stock have been validly issued and are fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.01(c),
    (i) there are no shares of capital stock of Citizens authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commit-ments, contingent or otherwise, relating to Citizens Common Stock or any other shares of capital stock of Citizens, pursuant to which Citizens is or may become obligated to issue shares of Citizens Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Citizens. The list of Citizens Employee Stock Options previously disclosed in writing to NatWest lists all outstanding Citizens Employee Stock Options, and such list includes the holder, issue date, exercise date and exercise price of each such Citizens Employee Stock Option.

         All of the outstanding shares of capital stock of each of Citizens Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and bene-ficially, solely by Citizens in the case of the Bank, and solely by the Bank in the case of all other Subsidiaries, free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of Citizens Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary of Citizens, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, ex-changeable for, or evidencing the right to subscribe for, any shares of such Subsidiary.

         (d) Consents and Approvals; No Violations. Assuming (i) the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities and Exchange Act of 1934, as amended, and the rules and regu-lations promulgated thereunder (the "Exchange Act") and the securities and "blue sky" laws of the various states relating to the Registration Statement (as defined in Section 3.01(n)(i)) and the Proxy Statement (as defined in Section 3.01(n)(ii)) are met, (ii) any filings or approvals required under or pursuant to the BHC Act, the Change in Bank Control Act (the "CBCA"), the Bank Merger Act, the New York Banking Law (the "NYBL") and the New Jersey Banking Law (the "NJBL") are made or obtained, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the NJBC Act and the DGCL is made, (iv) the approval of the Merger and this Agreement by the holders of Citizens Common Stock is obtained in accordance with the relevant provisions of the NJBC Act, and (v) such other consents as have been disclosed to the Company in writing on or prior to the date hereof, are made or obtained, the execution and delivery of this Agreement by

    Citizens and the consummation by Citizens of the transactions contem-plated hereby will not (except as disclosed to the Company in writing on or prior to the date hereof): (1) violate any provision of the Restated Certificate of Incorporation or By-Laws of Citizens; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Citizens or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Citizens or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Citizens or any of its Subsidiaries is a party, or by which they or their respective properties or assets may be bound, except for, in the case of clauses (3) and (4), filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on Citizens or on the ability of the parties hereto to consummate the transactions contemplated hereby.

         (e) Citizens Reports and Financial Statements. As of their respective dates, none of the Reports (as hereinafter defined) of Citizens contained or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circum-stances under which they were made, not misleading. Each of the consolidated balance sheets contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in shareholders' equity contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the results of operations and cash flows of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies in the United States ("US GAAP") (as in effect from time to time) applied on a consistent basis, except as may be noted in the Reports. Citizens' financial statements delivered to the Company as of and for the period ended December 31, 1993 fairly presented the financial position and results of operations of Citizens, in each case in accordance with US GAAP, except as may be noted therein. Each monthly accounting report of Citizens delivered pursuant to Section 4.20 of this Agreement will be prepared in accordance with the historic accounting practices of Citizens, and in a manner substantially consistent with the interim reports filed by Citizens on Form 10-Q, except for financial footnotes and other disclosure required to be made on Form 10-Q.

         For purposes of this Agreement, the word "Reports" shall mean, (i) when used with respect to Citizens, the Annual Report on Form 10-K or equivalent report for the fiscal year ended December 31, 1992 of Citizens and each other document filed by Citizens subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act each in the form filed with the Securities and Exchange Commission (the "Commission"), and (ii) when used with respect to

    NatWest, the Annual Report on Form 20-F or equivalent report for the fiscal year ended December 31, 1992 of NatWest and each other document filed by NatWest subsequent to December 31, 1992 under Section 13(a), 13(c), 13(d) or 15(d) of the Exchange Act, each in the form filed with the Commission.

         To the best knowledge of Citizens, neither Citizens nor its Subsidiaries has any material liabilities, contingent or otherwise that would have a Material Adverse Effect on Citizens and that have not been reflected or provided for in the Citizens Reports.

         (f) Absence of Certain Changes. Except as previously disclosed in Citizens' Reports or otherwise disclosed to the Company in writing on or prior to the date hereof, since December 31, 1993, there has not been any changes or occurrences that has resulted in any Material Adverse Effect on Citizens.

         (g) Title to Assets. Except as disclosed in Citizens' Reports or otherwise disclosed to the Company in writing on or prior to the date hereof, each of Citizens and its Subsidiaries has good and marketable title to its properties and assets (other than property as to which it is lessee), except for such defects in title which would not, in-dividually or in the aggregate, have a Material Adverse Effect on Citizens.

         (h) Compliance with Laws. Except as disclosed in Citizens' Reports or otherwise disclosed to the Company in writing on or prior to the date hereof, Citizens and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect on Citizens.

         (i) Litigation. Except as disclosed in Citizens' Reports or otherwise disclosed to the Company in writing prior to the date hereof, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of Citizens, any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge of Citizens, threatened, against Citizens or any of its Subsidiaries which could have a Material Adverse Effect on Citizens. Except as disclosed in Citizens' Reports or otherwise disclosed to the Company in writing prior to the date hereof, neither Citizens nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a Material Adverse Effect on Citizens.

         (j) Employee Benefit Plans. Each Plan (as hereinafter defined) of Citizens has been provided to the Company in writing. Except as disclosed previously to the Company in writing, and except to the extent that any breach of the representations set forth in this sentence would not have a Material Adverse Effect on Citizens, as to Citizens: (i) each Plan is in substantial compliance with applicable law and has been ad-ministered and operated in all material respects in accordance with its terms; (ii) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, (A) has received a favorable determination letter from the Internal Revenue Service ("IRS") and, to the knowledge of Citizens, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination, or (B) will have an application for a determination letter filed with the IRS with respect to its initial qualification prior to the Effective Time; (iii) no Plan subject to Title IV of ERISA (as hereinafter defined) has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA nor has

    Citizens or any Subsidiary or ERISA Affiliate (as hereinafter defined) been required to provide security to a Plan that is subject to Title IV of ERISA pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; (iv) neither Citizens nor any of its Subsidiaries has engaged in any transactions in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to
    Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code; (v) no material liability, claim, action or litigation has been made, commenced or, to the knowledge of Citizens, threatened, with respect to any Plan involving any employees of Citizens or any of its Subsidiaries (other than for benefits payable in the ordinary course and insurance premiums payable to the Pension Benefit Guaranty Corporation); (vi) with respect to all Plans which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto; (vii) none of the "reportable events" which are subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect to any Plan which is subject to Title IV of ERISA has occurred; (viii) no Plan is a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") and neither Citizens, any Subsidiary nor any ERISA Affiliate has ever been required to contribute to any Multiemployer Plan; and (ix) neither Citizens nor any of its Subsidiaries has been advised by any Multiemployer Plan that it has any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any Multiemployer Plan, nor is Citizens or any of its Subsidiaries aware of any such withdrawal liability.

         For purposes of this Agreement, "Plan" shall mean, as to any Person, any material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by such Person or any of its Subsidiaries or to which such Person or any of its Subsidiaries contributes or is a party.

         For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation, person or trade or business which is a member of a group which is under common control with Citizens within the meaning of Code Sections 414(b) and (c), and, if applicable, ERISA Sections 4001(a)(14) and (b).

         (k) Labor Matters. No work stoppage involving Citizens or its Subsidiaries is pending or, to the best of knowledge of Citizens, threatened which reasonably could be expected to have a Material Adverse Effect on Citizens. Citizens and its Subsidiaries are not involved in, or threatened with or affected by, any labor dispute, arbitration, law suit or administrative proceeding which reasonably could be expected to have a Material Adverse Effect on Citizens. Employees of Citizens and its Subsidiaries are not represented by any labor union or any collective bargaining organization and there is no organizational effort involving Citizens and its Subsidiaries pending or threatened.

         (l) Taxes. Citizens has filed or caused to be filed, within the times and in the manner prescribed by law, all material federal, state, local and foreign Tax Returns which are required to be filed by, or with respect to, Citizens or any of its Subsidiaries. All material federal, state, local and foreign Taxes payable by, or due from, Citizens or any of its Subsidiaries have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Citizens and its Subsidiaries. Except as disclosed to the Company in writing on or prior to the date hereof, Citizens and its Subsidiaries have not received any written notice of deficiency or assessment or revenue or other agent's report asserting deficiency from any federal, state, local or foreign taxing authority with respect to material liability for Taxes which have not been fully paid or finally settled or adequately provided for on the books and financial statements of Citizens. There is no pending litigation or other contention as to Taxes of any nature payable by Citizens or any of its Subsidiaries, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Citizens. Except as previously disclosed to the Company in writing, there are no pending tax examinations of the business conducted by Citizens or any of its Subsidiaries. Citizens is not, and has not been at any time during the five-year period ending on the Effective Time, a United States real property holding corporation, as that term is defined in Section 897(c)(2) of the Code. For purposes of this Agreement:

              (i) the term "Taxes" shall mean all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corpora-tion, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn ("PAYE"), withholding, social security and franchise or other governmental taxes or charges, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes; provided, however, that such term shall not include any property taxes imposed on any properties securing extensions of credit by the Bank; and

             (ii) the term "Tax Return" shall mean any report, return, or other written statement required to be supplied to a taxing authority in connection with Taxes.

         (m)  Environmental Matters.

              (i) For purposes of this Section 3.01(m), the following terms shall have the indicated meaning:

              "Branch Property" means all real property presently or formerly owned or operated by Citizens or any Subsidiary on which branches or facilities are or were located.

              "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any governmental entity, existing as of the date hereof and as amended hereafter, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

              "Hazardous Substance" means any substance, whether liquid, solid or gas, which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response Compensation and Liability Act, (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum product or any derivative or by-product thereof, radon, radioactive material, friable asbestos, friable asbestos-containing material, urea formaldehyde foam insulation, lead and regulated levels of polychlorinated biphenyls ("PCBs").

              "Real Property" means the Branch Property, all real property classified by Citizens or any Subsidiary as other real estate owned ("OREO"), all real property (including property held as trustee or in any other fiduciary capacity) over which Citizens or any Subsidiary currently or formerly has exercised dominion, management or control, and all real property in which Citizens or any Subsidiary holds a security interest.

             (ii) Except as previously disclosed in writing to the Company or as would not individually or in the aggregate have a Material Adverse Effect on Citizens:

              (A) each of Citizens and each Subsidiary is and has been in material compliance with all applicable Environmental Laws and operates all Branch Property in material compliance with all Environmental Laws;

              (B) no Hazardous Substance has been disposed on, in, under, at or from the Real Property in violation of any Environmental Law;

              (C) neither Citizens nor any Subsidiary has knowledge of or has received any written notices, demand letters or written requests for information regarding any Real Property from any governmental entity or any third party indicating that Citizens or such Subsidiary may be in violation of, or have liability under, any Environmental Law;

              (D) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of Citizens, threatened against Citizens or any Subsidiary with respect to Citizens or any Subsidiary or the Real Property relating to any violation or alleged violation of, or liability or alleged liability for, any Environmental Law;

              (E) no reports have been filed, or are required to be filed, by Citizens or any Subsidiary with any government agency, concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on, from, in, at or under the Real Property; and

              (F) to the best knowledge of Citizens, neither Citizens nor any Subsidiary has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the best knowl-edge of Citizens, contingent) or liens (whether or not perfected) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

             (iii) There are no permits, registrations, notifications or licenses required under any Environmental Law for the Branch Property presently operated by Citizens or any Subsidiary or in respect of any OREO presently held by Citizens or in respect of any Real Property held as trustee or in any other fiduciary capacity, that are not held and that the absence of which could, individually or in the aggregate, have a Material Adverse Effect on Citizens.

             (iv) Neither Citizens nor any Subsidiary has received written notice from any government agency that any Hazardous Substance has been disposed on, in, under, at or from any part of the Real Property or that such Real Property has been or is listed as a site suspected of or containing any Hazardous Substance.

         (n) Proxy Statement, Registration Statement, Etc. None of the information regarding Citizens and its Subsidiaries supplied or to be supplied by Citizens in writing for inclusion or included in (i) the registration statement on Form F-4 to be filed with the Commission by NatWest for the purpose of registering the shares of NatWest Stock to be exchanged for shares of Citizens Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the Proxy Statement to be mailed to Citizens' stockholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and
    (iii) any other documents to be filed with the Commission or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the Commission or regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Citizens Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

         (o) Broker's or Finder's Fee. Except for Keefe, Bruyette & Woods (whose fees and expenses have been disclosed in writing to NatWest and will be paid by Citizens in accordance with Citizens' agreement with such firm), no agent, broker, Person or firm acting on behalf of Citizens is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the par-ties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

         (p) Agreements with Regulatory Agencies. Except as previously disclosed in writing to the Company, neither Citizens nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement") with or from any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Citizens or any of its Subsidiaries been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

         (q) Material Contracts. Except as otherwise disclosed in writing to the Company on or prior to the date hereof, Citizens has no (a) employment, severance, termination, consulting or retirement agreement to which Citizens or any of its Subsidiaries is a party or by which it or any of them is bound, (b) material agreement, indenture or other material instrument relating to the borrowing of money by Citizens or any Subsidiary or the guarantee by Citizens or any such Subsidiary of any such obligation other than trade payables and instruments relating to transactions entered into in the ordinary course of business and (c) other contracts or agreements or amendments thereto that place any material restrictions on the ability of Citizens or any Subsidiary to engage in any business activity (collectively, the "Citizens Contracts"). Except as otherwise disclosed to the Company prior to the date hereof, neither Citizens nor any of its Subsidiaries nor, to the best knowledge of Citizens, any other party thereto is in default under any Citizens Contract, which default could have, either individually or in the aggregate, a Material Adverse Effect on Citizens, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         (r) Regulation O. Except as otherwise disclosed in writing to the Company on or prior to the date hereof, Citizens has no loan made by it which is subject to Regulation O promulgated by the Board of Governors of the federal Reserve System.

         3.02 Representations and Warranties of NatWest and the Company. Each of NatWest and the Company represents and warrants to Citizens as follows:

         (a) Due Organization; Good Standing and Corporate Power. Each of NatWest and its material Subsidiaries is a company or corporation (whether or not having limited liability) duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation and each such limited company and corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of NatWest and its material Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on NatWest. The Company is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

         (b) Authorization and Validity of Agreement. Each of NatWest and the Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, deliv-ery and performance of this Agreement by NatWest and the Company, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the respective Boards of Directors of NatWest and the Company or a duly appointed committee thereof. No other corporate action on the part of any of NatWest or the Company and no action on the part of the shareholders of NatWest is necessary to authorize the execution, delivery and performance of this Agreement by each of NatWest and the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of NatWest and the Company and is a valid and binding obligation of each of NatWest and the Company, enforceable against each of NatWest and the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

         (c) Capitalization. The authorized share capital of NatWest is Pound/Sterling 2,365,000,000 divided into 15,000,000 7% Cumulative Preference Shares of Pound/Sterling 1 each, 500,000,000 Sterling Preference Shares of Pound/Sterling 1 each and 1,850,000,000 Ordinary Shares of Pound/Sterling 1 each and US$1,000,000,000 divided into 40,000,000 Dollar Preference Shares of US$25 each. As of March 17, 1994 NatWest's issued and outstanding share capital comprised 1,662,634,277 Ordinary Shares of Pound/Sterling 1 each, 13,872,174 7% Cumulative Preference Shares of Pound/Sterling 1 each, 140,000,000 Sterling Preference Shares of Pound/Sterling 1 each and 20,000,000 Dollar Preference Shares of US $25 each. Except as set forth in this Section 3.02(c) and except for the proposed cancellation and repurchase of 13,872,174 7% Cumulative Preference Shares, the issue of ordinary shares pursuant to the NatWest Executive and Savings Related Share Option

    Schemes, the issue of Shares in lieu of the proposed final dividend for the year ended December 31, 1993 pursuant to the NatWest Share Dividend Scheme, shares issuable on exchange of the Company's US$500,000,000 Exchangeable Capital Securities and Pound/Sterling 200,000,000 Exchangeable Capital Securities, (i) there is no share capital of NatWest authorized, issued or outstanding and (ii) there are not as of March 17, 1994, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the NatWest Stock or any other share capital of NatWest pursuant to which NatWest is or may become obligated to issue shares of NatWest Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of NatWest. The NatWest Stock which the holders of Citizens Common Stock will be entitled to receive pursuant to the terms of this Agreement will, at the Effective Time, be duly authorized and will, when issued pursuant to this Agreement and the Registration Statement, be validly issued as fully paid or credited as fully paid and no further contributions in respect thereof will be required to be made to NatWest by the holders thereof by reason of their being such holders and will not have been issued in violation of any preemptive right.

         (d) Consents and Approvals; No Violations. Assuming (i) the requirements of the Securities Act, the Exchange Act and the securities and "blue sky" laws of the various states relating to the Registration Statement and the Proxy Statement are met, (ii) any filings or approvals required under or pursuant to the BHC Act, the CBCA, the Bank Merger Act, the NJBL or the NYBL are made or obtained, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the NJBC Act and the DGCL is made, (iv) that the United Kingdom Office of Fair Trading shall have indicated that it is not the intention of the Secretary of State for Trade and Industry to refer any of the transactions contemplated by this Agreement or any matters arising from this Agreement to the Monopolies and Mergers Commission,
    (v) filings with and the approval of the NYSE and The International Stock Exchange (as hereinafter defined), (vi) that the Inland Revenue shall have granted consent under Section 765 of the UK Income and Corporation Taxes Act 1988 and (vii) such other consents as have been disclosed to Citizens in writing on or prior to the date hereof are made or obtained, the execution and delivery of this Agreement by NatWest and the Company and the consummation by Natwest and the Company of the transactions contemplated hereby will not: (1) violate any provision of the Memorandum of Association, or Articles of Association or other organizational documents of NatWest or the Certificate of Incorporation or By-Laws of the Company; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to NatWest, the Company or any of their material Subsidiaries or by which either of their re-spective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of NatWest or the Company or any of their material Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which NatWest or the Company or any of their material Subsidiaries is a party, or by which they or their respective properties or assets may be bound, except for, in the case of clauses (3) and (4), filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on NatWest or on the ability of the parties hereto to consummate the transactions contemplated hereby. Neither NatWest nor the Company have any reason to believe that they will be unable to obtain each and every required consent and approval referred to in this Section 3.02(d) so that the transactions contemplated by this Agreement may be consummated on or prior to March 31, 1995.

         (e) Company Reports and Financial Statements. As of their respective dates, none of the Reports of NatWest contained or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of NatWest included in its annual reports to shareholders have been prepared in accordance with accounting principles generally accepted in the United Kingdom applied on a consistent basis (except as may be indicated in the notes thereto) and give a true and fair view of the state of affairs and profits of NatWest and its Subsidiaries as of the dates thereof and for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim results). The financial information contained in the interim unaudited statements of the results of operations of NatWest and its Subsidiaries for the six months ended June 30, 1993 and June 30, 1994 have been, and will be, as the case may be, prepared with all due care and attention and in accordance with accounting principles generally accepted in the United Kingdom or practice consistent with those used in the preparation of the audited consolidated accounts of NatWest and its Subsidiaries insofar as appropriate in the preparation of an interim unaudited statement.

         (f) Absence of Certain Changes. Except as previously disclosed in the Reports of NatWest or otherwise provided to Citizens in writing prior to the date hereof, since December 31, 1992, there have not been any changes or occurrences that has resulted in any Material Adverse Effect on NatWest.

         (g) Employee Benefit Plans. Each Plan of National Westminster Bancorp Inc. ("Bancorp") has been provided to Citizens in writing. Except as disclosed previously to Citizens in writing, and except to the extent that any breach of the representations set forth in this sentence would not have a Material Adverse Effect on Bancorp, as to Bancorp: (i) each Plan is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms; (ii) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has either (A) received a favorable determination letter from the Internal Revenue Service ("IRS") and, to the knowledge of Bancorp, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination, or (B) had an application for a determination letter filed with the IRS with respect to its initial qualification;
    (iii) no Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA; (iv) neither Bancorp nor any of its Subsidiaries has engaged in any transactions in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to
    Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code; (v) no material liability, claim, action or litigation has been made, commenced or, to the knowledge of Bancorp, threatened, with respect to any Plan involving any employees of Bancorp or any of its Subsidiaries (other than for benefits payable in the ordinary course and insurance premiums payable to the Pension Benefit Guaranty Corporation); (vi) with respect to all Plans which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto; (vii) no Plan is a Multiemployer Plan; and (viii) neither Bancorp nor any of its Subsidiaries has been advised by any Multiemployer Plan that it has any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any Multiemployer Plan, nor is Bancorp or any of its Subsidiaries aware of any such withdrawal liability.

         (h) Proxy Statement, Registration Statement, Etc. None of the information regarding NatWest or its Subsidiaries supplied or to be supplied by NatWest in writing for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement and (iii) any other documents to be filed with the Commission or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the Commission or regula-tory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

         (i) Broker's or Finder's Fee. Except for Lehman Brothers (whose fees and expenses as financial advisor to NatWest will be paid by NatWest in accordance with NatWest's agreement with such firm), no agent, broker, Person or firm acting on behalf of NatWest or the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

         (j) Agreements with Regulatory Agencies. Except as previously disclosed in writing to Citizens, neither NatWest nor any of its Subsidiaries is subject to, a party to or recipient of any Regulatory Agreement with or from any regulatory agency that materially restricts its ability to consummate the transactions contemplated hereby, nor has NatWest or any of its Subsidiaries been advised by any regulatory agency that it is considering issuing or requesting any such Regulatory Agreement.

         (k)  Ownership of Citizens Common Stock; Affiliates and Associates.
    (i) Neither NatWest nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (A) beneficially own, directly or indirectly, or (B) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Citizens (other than Trust Account Shares and DPC Shares); and

         (ii) Neither NatWest nor any of its Subsidiaries is an "affiliate" (as such term is defined in NJBC Act Section 14A:10A-3(a) or an "associate" (as such term is defined in NJBC Act Section 14A:10A-3(c)) of Citizens.


                                 ARTICLE IV

                  CONDUCT OF BUSINESS; TRANSACTIONS PRIOR
                   TO CLOSING DATE; ADDITIONAL AGREEMENTS

         4.01 Conduct of the Business of Citizens Prior to the Effective Time. Citizens agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Company during the period commenc-ing on the date hereof and ending at the Effective Time:

         (a) Citizens and each of its Subsidiaries will conduct their respective operations only according to their ordinary and usual course of business and will use their reasonable best efforts to preserve intact their respective business organizations and keep available the services of their officers and employees, and shall give the Company prompt notice of any default under any agreement, contract or obligation, which could have a Material Adverse Effect on Citizens;

         (b) Neither Citizens nor any of its Subsidiaries shall (i) make any change in or amendment to its Restated Certificate of Incorporation or By-Laws; (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of any Citizens Employee Stock Options, Citizens Preferred Stock, or 6.75% Debentures) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities; (iii) in the case of Citizens only, declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock (other than (i) cash dividends declared and payable on the Citizens Preferred Stock in accordance with its terms, (ii) cash dividends declared and payable on the Citizens Common Stock in an amount equal to $.0425 per share per quarter during the months of February, May, August and November and an additional $.125 per share payable at any time and (iv) distributions from the Citizens First National Bank of New Jersey Employee Stock Ownership Plan and redemption payments with respect to the Citizens Preferred Stock); (iv) enter into any contract or commitment relating to (A) any acquisition of assets or securities, which would be material, individually or in the aggregate, to Citizens and its Subsidiaries taken as a whole, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or otherwise in the ordinary course of business, or to (B) any disposition of assets or securities or any release or relinquishment of any contract rights, which would be material, individually or in the aggregate to Citizens and its Sub-sidiaries taken as a whole, other than in the ordinary course of business; (v) enter into any new material line of business; (vi) change its methods of accounting in effect at December 31, 1993, except as required by changes in US GAAP or regulatory accounting principles with which Citizens' independent auditors concur; (vii) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement or any Plan, or pay any bonus or contingent compensation, or otherwise increase the compensation or fringe benefits of any employee (other than regularly scheduled increases not to exceed 8% for any individual employee, provided that all such increases shall not exceed 4% of the total aggregate compensation of all employees on the date hereof) provided that nothing in this Section 4.01(b) shall be construed to limit payments made under the Change in Control Agreements described in Section 4.13, without giving effect to any changes thereto after the date hereof or grant any stock options or stock appreciation rights, except as required pursuant to applicable law to maintain the tax-qualified status of the plan or arrangement; (viii) without prior consultation with the Company, take any action that results or would be likely to result in it being deemed to exercise dominion, management or control over collateral with respect to any outstanding extension of credit with a contractual amount due of $750,000 or more; (ix) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or (x) agree, in writing or otherwise, to take any of the foregoing actions;

         (c) Citizens shall not, and shall not permit any of its Subsidiaries to take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Closing Date except as required by applicable law; and

         (d) Citizens shall not elect or appoint any new director or officer of Citizens.

         4.02 Confirming Accounting and Reserve Policies and Restructuring Expense; Integration. (a) Notwithstanding Citizens' belief that it has established all reserves and taken all provisions for possible loan losses required by US GAAP and applicable laws, rules and regulations, Citizens recognizes that the Company has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, Citizens and the Company shall consult and cooperate with each other with respect to conforming (subject to the conditions set forth in Section 4.02(d)), as specified in a written notice from the Company to Citizens based upon such consultation, Citizens' loan, accrual and reserve policies to those policies of the Company.

         (b) In addition, from and after the date of this Agreement to the Effective Time, Citizens and the Company shall consult and cooperate with each other with respect to determining (subject to the conditions set forth in Section 4.02(d)), as specified in a written notice from the Company to Citizens, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Company's business plan following the Merger.

         (c) The Company and Citizens shall consult and cooperate with each other with respect to determining the amount and the timing of recognition for financial accounting purposes of the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

         (d) At the request of the Company, Citizens shall, prior to the Closing, use its reasonable best efforts to (i) establish and take such reserves and accruals as the Company shall reasonably request to conform, on a mutually satisfactory basis, Citizens' loan, accrual and reserve policies to the Company's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in con-nection with the Merger; provided, however, that Citizens shall not be obligated to take any such action pursuant to this Section 4.02(d) unless and until (x) the Company specifies its request in a writing delivered to Citizens, and acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 5.01 and 5.02 have been irre-vocably waived or irrevocably satisfied and (y) Citizens acknowledges that the conditions to its obligation to consummate the Merger set forth in Sections 5.01 and 5.03 have been satisfied or waived by Citizens. Citizens shall not be required to take any such action that is not consistent with US GAAP, that would make any of its representations or warranties untrue or otherwise impair Citizens' ability to perform its obligations hereunder, that impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by Citizens to any banking regulatory agency which has been disclosed in writing to the Company prior to the date hereof, or which is inconsistent with any requirement hereinafter imposed on Citizens by any bank regulatory agency.

         (e) During the period from the date of this Agreement to the Effective Time, Citizens shall, and shall cause its officers, directors and employees to, cooperate with and assist the Company in the formulation of a plan of integration for the Company and Citizens.

         4.03 Forbearance By Citizens, NatWest and the Company. During the period from the date of this Agreement to the Effective Time, without the prior written consent of the other party, none of NatWest, the Company or Citizens will take any action that would (a) delay or adversely affect in any material respect the ability of Citizens, NatWest or the Company to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or (b) adversely affect in any material respect the ability of Citizens, NatWest or the Company to perform its covenants and agreements on a timely basis under this Agreement.

         4.04 Access to Citizens. Citizens shall, upon reasonable notice, afford to NatWest and its counsel, accountants and other authorized repre-sentatives, reasonable access during normal business hours to its properties, books and records in order that NatWest may have the opportunity to make such investigations as it shall desire of the affairs of Citizens and its Subsidiaries. Citizens agrees to cause its agents, officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as NatWest shall from time to time reasonably request. Citizens shall also permit employees and agents of NatWest to have reasonable access during normal business hours to the properties and facilities of Citizens and its Subsidiaries including, without limitation, to customer account data and files of Citizens to facilitate the planning and installation of data communications equipment and other technological interfaces between the systems of the Company and those of Citizens and its Subsidiaries. Neither Citizens nor its Subsidiaries shall be required to provide access to or to disclose information (i) with respect to any customer of Citizens who is a customer of NatWest or any of its affiliates or (ii) when such access or disclosure would violate or prejudice the rights of Citizens' customers, jeopardize the attorney-client privilege of Citizens or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Citizens will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything in this Section 4.04 to the contrary, neither NatWest nor the Company nor any of their representatives shall be permitted to have access to the properties and facilities of Citizens and its Subsidiaries until the thirtieth day following the date of this Agreement without the prior consent of Citizens.

         4.05 Confidentiality. Information obtained by NatWest or the Company pursuant to Section 4.04 hereof shall be subject to the provisions of the Confidentiality Agreement between Citizens and National Westminster Bancorp, Inc. (the "Company Confidentiality Agreement"), and NatWest and the Company hereby agree to comply with all the provisions of the Company Confidentiality Agreement as if they were original signatories thereto.

         4.06 Proxy Statement. Citizens will, in cooperation with NatWest and the Company, prepare and file with the Commission a preliminary Proxy Statement in connection with the Merger and related transactions contemplated hereby (which Proxy Statement shall be combined with the Registration Statement) and will use its best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Citizens will cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. Citizens will not use any proxy material in connection with the meeting of its stockholders with respect to the approval of this Agreement to which the Company shall reasonably object.

         4.07 Registration Statement; Stock Exchange Listing. NatWest will, in cooperation with Citizens, prepare and file with the Commission the Registration Statement with respect to the NatWest Stock (which Registration Statement shall be combined with the Proxy Statement) to be issued in the Merger and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as promptly as practicable. NatWest will not use in the Registration Statement any information to which Citizens shall reasonably object. NatWest and the Company shall promptly take any action required to be taken under state securities laws and the securities exchanges on which the NatWest Stock will be listed in connection with the issuance of NatWest Stock. NatWest shall use its best efforts to list on the NYSE upon official notice of issuance, and to obtain admission to the Official List of the International Stock Exchange the NatWest Stock and/or the NatWest ADRs to be issued in the Merger.

         4.08 Stockholder Approval. Citizens, acting through its Board of Directors, shall call a special meeting of the holders of Citizens Common Stock for the purpose of voting upon this Agreement and the Merger. Subject to the fiduciary duties of the Board of Directors of Citizens, Citizens agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Citizens Common Stock approve and adopt this Agreement and approve the Merger.

         4.09 Reasonable Best Efforts. Each of Citizens, NatWest and the Company shall, and Citizens and NatWest, shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken as promptly as practicable, all appropriate action, and to make, or cause to be made as promptly as practicable, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, promptly, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. With respect to any such actions or filings, each party shall consult and cooperate with the other prior to taking any such actions or making any such filings and, in the case of any such filings, to afford reasonable consideration of the comments of the other party. NatWest and the Company agree to cooperate fully in obtaining the consents described in Section 5.02(f).

         4.10 Environmental Actions. Promptly after the execution of this Agreement and in any event within five days thereof, each of Citizens and each of its Subsidiaries shall notify the New Jersey Department of Environmental Protection and Energy ("NJDEPE") of the transactions contem-plated by this Agreement and shall use its reasonable best efforts (including taking any actions required in connection therewith) to obtain (i) all letters, declarations and no further action letters required under applicable environmental laws or (ii) a remediation agreement from the NJDEPE permitting completion of the Merger prior to obtaining a no further action letter under the New Jersey Industrial Site Recovery Act ("ISRA"), and take all other necessary actions under ISRA, and each party will fully cooperate with and assist the other in connection therewith. Such cooperation and assistance shall include, but not be limited to, providing a "remediation funding source" as that term is defined in ISRA, in connection with any remediation agreement, remediation plan or other arrangement with the NJDEPE pursuant to ISRA in connection with the Merger.

         4.11 Acquisition Proposals. Citizens shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) encourage, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Citizens or any of its Subsidiaries (such transactions are referred to herein as "Acquisition Transactions") or (ii) except as the Board of Directors of Citizens deems necessary, on the advice of outside counsel, in the exercise of its fiduciary obligations under applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any in-formation with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 4.11 shall restrict or prohibit any disclosure by Citizens that is required on the advice of outside counsel in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the opinion of the Board of Directors of Citizens on advice of outside counsel, is otherwise required under applicable law. Citizens shall promptly notify the Company orally and in writing of any proposal or offer regarding an Acquisition Transaction or any inquiries with respect thereto.

         4.12 Antitakeover Statutes. Citizens will take all reasonable steps to exempt NatWest and the Company from the requirements of any state antitakeover law by action of its board of directors or otherwise.

         4.13 Employee Benefits. (a) The Company hereby unconditionally agrees to, and agrees to cause its Subsidiaries to, honor and continue to perform, without modification, all contracts and agreements (including but not limited to, employment, consulting and severance agreements but excluding any Plan (as defined in Section 3.01(j)) of Citizens or any of its Subsidiaries authorized by Citizens or any of its Subsidiaries prior to the date of this Agreement which apply to any current or former employee or current or former director of Citizens or any of its Subsidiaries, provided that nothing contained in this Agreement shall require the Company to honor or continue to perform any such contract or agreement with respect to which there is an actual pending litigation prior to the execution of this Agreement. In accordance with the terms of such contracts and agreements, the Company hereby assumes, as of the Effective Time, all of Citizens' obligations under such contracts and agreements and commitments. The Company agrees for itself and its Subsidiaries that the execution of this Agreement and the consummation of the transactions contemplated hereby are both a "Change in Control" as defined in the change in control agreements entered into between the Bank and its officers, a list of which has been provided in writing to the Company by Citizens (the "Change in Control Agreements").

         (b) With respect to benefits payable (i) pursuant to the Citizens First National Bank of New Jersey Benefit Equalization Plan and (ii) to employees who shall have retired from Citizens and its Subsidiaries before the Effective Time, neither the Company nor any of its Subsidiaries shall take any action to reduce such benefits, including, without limitation, retiree health benefits. The Company and NatWest agree to honor all benefits payable pursuant to the Citizens First Bancorp, Inc. Director Retirement Plan. All Citizens Employees (as hereinafter defined) shall be provided with retiree health benefits to the same extent as those provided upon retirement in the future to employees of Bancorp who were employed on December 31, 1993. Employees of Citizens and its Subsidiaries immediately prior to the Effective Time (the "Citizens Employees") who are terminated on or within one year after the Effective Time (except for Citizens Employees terminated for engaging in criminal conduct in connection with their employment) shall be provided, in addition to all other applicable benefits (except severance and similar termination benefits), the following existing Citizens severance and other benefits: (i) one month of salary for every five years of service or partial five year period plus, in the case of Senior Vice Presidents or above of Citizens or any of its Subsidiaries (at the date of this Agreement), two months of salary; and (ii) continuation of health benefits during the period when any severance payments are made and the provision of COBRA benefits thereafter.

         (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by the Company and its Subsidiaries (including, without limitation, the Surviving Corporation), the Company shall, or shall cause its Subsidiaries to, cause such plan, program or arrangement to treat the prior service with Citizens or its Subsidiaries of each person who is a Citizens Employee as service rendered to the Company or its Subsidiaries, as the case may be, for purposes of eligibility to participate and for special benefits and vesting thereunder. The Company or the Company's Subsidiaries shall cause their respective tax-qualified defined benefit pension plans to be amended to recognize, for purposes of vesting, eligibility and benefit accrual thereunder, each Citizens Employee's compensation and term of service with Citizens.

         (d) Each Citizens Employee who becomes an employee of the Company or any of its Subsidiaries following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of the Company or of any of its Subsidiaries, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs, that may be in effect generally for employees of the Company or its Subsidiaries from time to time ("Company Plans") if such Continued Employee shall be eligible for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation and its Subsidiaries. Continued Employees will be eligible to participate on the same basis as similarly situated employees of the Company or its Subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

         (e) As soon as practicable after the Effective Time, the Company shall cause the merger of the Employees' Retirement Plan of Citizens First National Bank of New Jersey (the "Retirement Plan") into the National Westminster Bancorp Retirement Plan (the "NatWest Retirement Plan"), in accordance with Section 414(1) of the Code, so that each participant in the Retirement Plan would, if the merged plan then terminated, receive a benefit which is equal to or greater than the benefit he would have received immediately before the merger if the Retirement Plan had then terminated, notwithstanding the funded status of the Retirement Plan. The benefit of each Continued Employee under the NatWest Retirement Plan shall be the greater of (i) the accrued benefit he would have received under the Retirement Plan had he terminated employment immediately prior to the Effective Time or (ii) his accrued benefit under the NatWest Retirement Plan taking into account his years of service and compensation with Citizens or any of its Subsidiaries.

         (f) The provisions of this Section 4.13 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each current and former director, officer and employee of Citizens and its Subsidiaries and his or her heirs and representatives.

         4.14 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Company shall and shall cause its

Subsidiaries to indemnify and advance costs and expenses (including reason-able attorneys' fees, disbursements and expenses) and hold harmless each present and former director and/or officer of Citizens or its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Citizens would have been permitted under New Jersey law and its Restated Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law).

         (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), shall notify the Company within forty-five days of the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indem-nifying party. In the event of any Claim (whether arising before or after the Effective Time), (i) the Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that the Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) the Company shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with respect to any Indemnified Party is unenforceable against the Company, then the Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

         (c) For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time.

         (d) If the Company or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, proper provision shall be made so that the successors or assigns of the Company and the Surviving Corporation shall assume the obligations set forth in this section.

         (e) The provisions of this Section 4.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

         4.15 Letter of Citizens' Accountants. Citizens shall cause to be delivered to NatWest a letter of Deloitte & Touche, Citizens' independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         4.16 Letter of Natwest's Accountants. NatWest shall cause to be delivered to Citizens a letter of KPMG Peat Marwick, NatWest's independent auditors, dated a date within two business days before the date of the Proxy Statement, customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

         4.17 Tax. Neither Citizens nor NatWest nor any of their respective Subsidiaries shall take or cause to be taken any action, prior to or after the Effective Time, which would disqualify the Merger as a "re-organization" within the meaning of Section 368 of the Code.

         4.18 Rule 145. On or prior to the Closing Date, Citizens shall deliver to NatWest a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of Citizens, an "affiliate" of Citizens for purposes of Rule 145 under the Securities Act. Citizens shall use all reasonable efforts to cause each such Person to deliver to NatWest prior to the Closing Date a written agreement in form and substance satisfactory to NatWest to the effect that such Person will not offer to sell, sell or otherwise dispose of any NatWest Stock except pursuant to an effective registration statement or in compliance with Rule 145 or other exemption from the registration requirements of the Securities Act.

         4.19 Executive Advisory Committee; Directorships. (a) The Company agrees, promptly following the Effective Time, to cause all the members of Citizens' Board of Directors immediately prior to the Effective Time who are nominated by Citizens and are willing so to serve to be elected or appointed as members of a newly formed executive advisory committee, the function of which shall be to advise the Company on deposit and lending activities in Citizens' former market area.

         (b) The Company agrees, following the Effective Time, to cause two members of the current Board of Directors of Citizens chosen by the Company (and who are willing so to serve) to be elected or appointed as directors of National Westminster Bank NJ.

         4.20 Additional Financial Statements. On or prior to the 22nd day of each month, commencing April 22, 1994, Citizens shall provide to the Company an unaudited consolidated balance sheet and income statement for each month ending on the last day of the calendar month ending immediately preceding such 22nd day, or if such day is not a business day, the next succeeding business day.

         4.21  Citizens Employee Stock Options.  Prior to the Effective
Time, Citizens shall use its reasonable best efforts, as to Citizens Employee Stock Options not exercised, to either (a) obtain, from each holder of Citizens Employee Stock Options, such holder's consent to receive in the Merger, for each share of Citizens Common Stock subject to such Citizens Employee Stock Option, the consideration specified in Section 2.09, or (b) duly amend the Citizens Option Plans and the agreements entered into pursuant thereto to provide that upon the Merger each outstanding Citizens Employee

Stock Option shall be converted into the right to receive, for each share of Citizens Common Stock subject to such Citizens Employee Stock Option, the consideration specified in Section 2.09, in each case in full satisfaction of the rights of such holder and subject to federal and state tax withholding obligations.


                                 ARTICLE V

                       CONDITIONS PRECEDENT TO MERGER

         5.01 Conditions Precedent to Obligations of NatWest, the Company and Citizens. The respective obligations of NatWest and the Company, on the one hand, and Citizens on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

         (a) Approval of Citizens' Stockholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of Citizens in accordance with applicable law;

         (b) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

         (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time; no litigation or proceeding shall be pending against Citizens, NatWest or the Company or any of their affiliates brought by any governmental entity seeking to prevent consum-mation of the transactions contemplated hereby;

         (d) Consents. Consents or approvals from third parties, regulatory authorities and other governmental entities (including relevant bank regulatory approvals and filings) which are required in order to consummate the Merger and the other transactions contemplated hereby, shall have been obtained; except, where any such consents or approvals are not required by law to consummate the Merger, and the failure to obtain any such consents or approvals would not have a Material Adverse Effect on the Company after giving effect to the Merger; and

         (e) Tax Opinion. Each of Citizens and the Company shall have received the opinion of White & Case, counsel to Citizens, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization pursuant to Section 368(a) of the Code, and that Citizens and the Company will each be a party to the reorganization pursuant to Section 368(b) of the Code, dated on or about the date no more than two business days prior to the date the Proxy Statement is first mailed to the stockholders of Citizens, which opinion shall not have been withdrawn or modified in any material respect.

         5.02 Conditions Precedent to Obligations of NatWest and the Company. The obligations of NatWest and the Company to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Citizens contained herein shall be true and correct (without giving effect to any Material Adverse Effect qualification contained in any such representation or warranty) as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except as to representations and warranties made as of a specific date, which shall be true and correct as of such date, provided that this condition shall be satisfied unless all such untruths and inaccuracies in the aggregate have a Material Adverse Effect on Citizens;

         (b) Performance by Citizens. Citizens shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date;

         (c) Certificate. Citizens shall have furnished NatWest a certificate dated the date of the Closing, signed by the President and CEO or CFO of Citizens, that, to the best of his knowledge and belief after due inquiry, the conditions set forth in Sections 5.02(a) and 5.02(b) have been satisfied;

         (d)  Tax Consents.  NatWest shall have received the consent under
    Section 765 of the Income and Corporation Taxes Act 1988;

         (e) Office of Fair Trading. The Office of Fair Trading shall have indicated that it is not the intention of the Secretary of State for Trade and Industry to refer any of the transactions contemplated by this Agreement or any matters arising from this Agreement to the Monopolies and Mergers Commission; and

         (f) Citizens Employee Stock Options. Prior to the Effective Time, Citizens shall, as to Citizens Employee Stock Options not exercised, either (a) have obtained, from each holder of Citizens Employee Stock Options, such holder's consent to receive, for each share of Citizens Common Stock subject to such Citizens Employee Stock Option, the consideration specified in Section 2.09, or (b) have duly amended the Citizens Option Plans and the agreements entered into pursuant thereto to provide that upon the Merger each outstanding Citizens Employee Stock Option shall be converted into the right to receive, for each share of Citizens Common Stock subject to such Citizens Employee Stock Option, the consideration specified in Section 2.09, in each case in full satisfaction of the rights of such holder and subject to federal and state tax withholding obligations;

         (g) Redemption. The Citizens Preferred Stock and the 6.75% Debentures shall have been redeemed; and

         (h) Affiliate Letters. The affiliate letters from "affiliates" referred to in Section 4.18 shall have been obtained.

         5.03 Conditions Precedent to Obligation of Citizens. The obligation of Citizens to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

         (a) Accuracy of Representations and Warranties. All representations and warranties of NatWest and the Company contained herein shall be true and correct (without giving effect to any Material Adverse Effect qualification contained in any such representation or warranty) in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except as to representations and warranties made as of a specific date, which shall be true and correct as of such date, provided that this condition shall be satisfied unless all such untruths and inaccuracies in the aggregate have a Material Adverse Effect on NatWest;

         (b) Performance by NatWest and the Company. Each of NatWest and the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be per-formed or complied with by it prior to the Closing Date;

         (c) Certificate. Natwest shall have furnished Citizens a certificate dated the date of the Closing, signed by a responsible officer of NatWest, that, to the best of his knowledge and belief after due inquiry, the conditions set forth in Sections 5.03(a) and 5.03(b) have been satisfied;

         (d) NYSE Listing. The NatWest ADRs to be issued in the Merger shall have been approved for listing on the NYSE; and

         (e) International Stock Exchange. The International Stock Exchange shall have admitted the NatWest Stock to the Official List (subject to allotment) and such admission shall not have been withdrawn prior to the Effective Time.


                                 ARTICLE VI

                        TERMINATION AND ABANDONMENT

         6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by Citizens' stockholders:

         (a)  by mutual consent of Citizens, NatWest and the Company;

         (b) by Citizens or the Company, if the Effective Time shall not have occurred on or prior to March 31, 1995, unless the failure to so consummate by such time is due to the material breach of any representation or warranty, or failure to satisfy any covenant or condi-tion contained in this Agreement by the party seeking to so terminate;

         (c) by Citizens, whether before or after the Merger has been approved by Citizens' stockholders, upon five business days' prior written notice to the Company prior to the Effective Time, in accordance with Section 2.06 hereof, provided, that the Company may, within three days after it has received such notice, change the Exchange Ratio to an amount so that such Adjusted Exchange Ratio multiplied by the Final NatWest ADR Price shall equal or exceed 7.987, and in such event Citizens shall not have the right to terminate this Agreement under this subsection (c);

         (d) by either Citizens or the Company, if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of any competent authority prohibiting such transaction is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

         (e) by either Citizens or the Company, in the event (i) the shareholders of Citizens fail to approve the Merger at the meeting called to consider such approval or (ii) a breach by the other party of any representation, warranty or covenant, which breach, individually or together with all other such breaches, has a Material Adverse Effect on the breaching party, provided, that any such breach is not cured (or cannot reasonably be expected to be cured) within 60 days following receipt by the breaching party of notice of such breach;

         (f) by Citizens, NatWest or the Company, if the Board of Directors of Citizens reasonably determines that an Acquisition Proposal will result in a Superior Proposal, provided that, in the case of termination by Citizens, Citizens has not breached Section 4.11. "Acquisition Proposal" shall mean any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar tran-sactions involving Citizens or any of its Subsidiaries. "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire Citizens pursuant to a tender or exchange offer, a merger or a sale of all or substantially all of the assets of Citizens, on terms which a majority of the Board of Directors of Citizens determines to be more favorable to Citizens and its shareholders than the transaction contemplated hereby; or

         (g) by NatWest or the Company, if the Board of Directors of Citizens withdraws or modifies its approval or recommendation of this Agreement or the transactions contemplated hereby or shall have recommended acceptance of an Acquisition Proposal from any person other than NatWest or an affiliate of NatWest.

         6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01 hereof by the Company, on the one hand, or Citizens, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursu-ant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of NatWest, the Company, or Citizens, except that Sections 4.05, 6.02, 7.01 and
7.04 hereof shall survive any termination of this Agreement.  Nothing in this
Section 6.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

         6.03 Fees and Expenses. (a) If this Agreement is terminated by Citizens pursuant to Section 6.01(f) or by the Company pursuant to Sections 6.01(e)(i) or 6.01(e)(ii) (but, with respect to 6.01(e)(ii) only a termination arising as a result of a breach of covenant), 6.01(f) or 6.01(g) and prior thereto or within twelve months after the termination

         (i) Citizens, without having received the Company's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Section 6.03 having the meaning assigned thereto in Sections 3
    (a)(9) and 13(d) (3) of the Exchange Act and the rules and regulations thereunder) other than NatWest or one of its affiliates, (ii) the Board of Directors of Citizens shall have approved an Acquisition Transaction or shall have recommended that the shareholders of Citizens approve or accept any Acquisition Transaction (as hereinafter defined) in each case other than as contemplated by this Agreement or (iii) any person other than NatWest or one of its affiliates shall have acquired beneficial ownership of 20% or more of the outstanding shares of Citizens Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Rule 13d-3 of the Exchange Act), then Citizens shall promptly, but in no event later than one day after the first of such events shall have occurred, pay the Company a fee equal to $17.5 million plus all costs and expenses (but not in excess of $2.5 million) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (including without limitation financial advisory fees and reasonable legal fees); provided, however, that the Fee shall not be paid pursuant to this Section 6.03 if NatWest or the Company were in material breach of its material covenants or agreements contained in this Agreement when this Agreement was terminated. For purposes of this Section 6.03 "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction involving Citizens, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Citizens, or
    (z) a purchase or other acquisition (including by way of merger, consol-idation, share exchange or otherwise) of securities representing 20% or more of the voting power of Citizens.


                                ARTICLE VII

                               MISCELLANEOUS

         7.01  Fees and Expenses.  Except to the extent set forth in Section
6.03 hereof all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.02  Representations, Warranties and Agreements.  Except for
Article VI hereof which will remain in full force and effect and as provided below, the respective representations, warranties and agreements of the parties hereto contained herein shall expire with, and be terminated and extinguished by, the Closing and thereafter none of NatWest, the Company or Citizens shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.02 shall have no effect upon any obligations of the parties hereto, that are to be performed in whole or in part after the Effective Time, including without limitation those contained in Article II and in Sections 4.13, 4.14, 4.17 and 4.19 of this Agreement.

         7.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of NatWest, the Company, or Citizens may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such exten-sion or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         7.04 Press Announcements. Citizens, on the one hand, and NatWest and the Company, on the other hand, agree to consult promptly with each other prior to issuing any press release with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation and review by the other party of a copy of such release, unless required by applicable law.

         7.05 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

         (a)  if to NatWest or the Company, to it at:

              National Westminster Bancorp, Inc.
              175 Water Street

              New York, New York  10038
              Fax:  (212) 602-3434

              Attention:  Robert E. Bostrom
                          Executive Vice President
                          Legal and Regulatory and
                          General Counsel

              with a copy to:

              Winston & Strawn
              175 Water Street
              New York, New York  10038
              Fax:  (212) 952-1474

              Attention:  Robert W. Ericson, Esq.

         (b)  if to Citizens, to it at:

              Citizens First Bancorp, Inc.
              208 Harristown Road
              Glen Rock, New Jersey  07452
              Fax: (201) 445-9023

              Attention:  James R. Van Horn, Esq.
                          General Counsel

              with a copy to:

              White & Case
              1155 Avenue of the Americas
              New York, New York  10036
              Fax: (212) 354-8113

              Attention: John M. Reiss, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

         7.06 Entire Agreement. This Agreement and the schedules, exhibits and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agree-ments and understandings, oral and written, with respect thereto.

         7.07 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except that the Company may without such consent assign its rights hereunder to a direct wholly-owned Subsidiary of NatWest. Except pursuant to Sections 4.13, 4.14 and 4.19, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         7.08 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of NatWest, the Company and Citizens or by the respective officers authorized by such Boards of Directors, provided, however, that after any such stockholder approval, no amendment shall be made which by applicable law requires further approval by such stockholders without such further approval.

         7.09 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

         7.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         7.12 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof except to the extent the matters provided for herein are required to be governed by the laws of England.

         7.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7.14 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

         7.15 Jurisdiction. Any judicial action, suit or proceeding against any of the parties hereto involving any dispute arising out of this Agreement or any matter relating hereto shall be brought before the courts of the State of New York in the borough of Manhattan, or in the United States District Court for the Southern District of New York, and each party hereto accepts, the exclusive personal jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.


         IN WITNESS WHEREOF, each of NatWest, the Company, and Citizens have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.


                             NATIONAL WESTMINSTER BANK PLC



                             By /s/ John Tugwell
                               Name:  John Tugwell
                               Title: Director

                             NATWEST HOLDINGS INC.



                             By /s/ John Tugwell
                               Name:  John Tugwell
                               Title: Chairman


                             CITIZENS FIRST BANCORP, INC.



                             By /s/ Allan D. Nicholas
                               Name:   Allan D. Nichols
                               Title:  Chairman and Chief
                                       Executive Officer